Exhibit 4.1

                    SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT


        This Agreement is made as of the 5th day of May, 2000, by and among WOW Entertainment, Inc., an Indiana corporation (the "Company"), and David B. McLane ("McLane"), John F. Fisbeck ("Fisbeck") and Carter M. Fortune ("Fortune"), each of whom is a shareholder of the Company and all subsequent shareholders of the Company (collectively referred to herein as "Shareholders" or individually as "Shareholder").

                                   WITNESSETH:

        WHEREAS, the Shareholders have agreed to subscribe for certain shares of common and preferred stock of the Company;

        WHEREAS, in addition Fortune has agreed to make a loan to the company;

        WHEREAS, upon consummation of the subscriptions described in this Agreement, the Shareholders will be owners of record of all the outstanding shares of common and preferred stock of the Company, each of them owning the number and class of shares set opposite their names in Exhibit A;

        WHEREAS, the Shareholders and the Company desire that the ownership and transferability of all shares of stock of the Company be restricted in order to assure continuity and harmony in management and to promote and maintain corporate stability;

        WHEREAS, Section 23-1-26-8 of the Indiana Business Corporation Law authorizes the Company and its Shareholders to impose restrictions on the transfer of shares of stock of a Company; and

        WHEREAS, in pursuance of said Section 23-1-26-8 and for the purposes set forth herein, the Shareholders and the Company desire to enter into an agreement which imposes restrictions on the transfer of shares of stock of the Company.

        NOW, THEREFORE, in consideration of the mutual promises contained herein the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

        Section I. Subscription for Common and Preferred Stock and Loan to
Company

        A. Common Shares. McLane, Fisbeck and Fortune hereby subscribe for and agree to purchase 5,000,000 each of common stock (the "Common Shares") of the Company for the consideration set out on Exhibit A, the receipt of which is hereby acknowledged.


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      B. Preferred Shares. Fortune hereby subscribes for and agrees to purchase for a total purchase price of $2,000,000 20,000 shares of Cumulative Preferred Stock (the "Preferred Shares" and collectively the Common and Preferred Shares are sometimes referred to as the "Shares") with such designations, powers, conversion privileges, preferences and other special rights, and the qualifications, limitations or restrictions thereof as adopted by the Board of Directors in its Consent in Lieu of the Organizational Meeting of the First Board of Board of Directors and Shareholders of Wow Entertainment, Inc. (the "Consent") dated as of May 5, 2000, a copy of which is attached as Exhibit B. Although dividends are payable quarterly on the Preferred Shares, the Company shall advance to Fortune the proportionate amount of the anticipated quarterly dividend on a monthly basis commencing June 1, 2000. It is recognized by all of the parties, that Fortune is borrowing funds at the Libor rate plus one percent (1%) in order to purchase the Preferred Shares. It is the intent that the advances and quarterly dividends will be paid in such a manner that Fortune receives sufficient funds from the Company on a monthly basis to pay the interest on his borrowed funds. 5,000 shares of the Preferred Shares shall be purchased upon execution of this Agreement. The additional 15,000 shares of the Preferred Shares shall be purchased in three (3) traunches of 5,000 shares. Each traunch shall be purchased at such time as the Company has a reasonable need for additional funding and in reasonable accordance with the Company's previously approved budget.

        C. Loan. Fortune hereby agrees to loan to the Company the principal amount of $3,000,000 (the "Loan") upon the terms and conditions set out in a certain promissory note, the form of which is attached as Exhibit C. It is anticipated by all parties that the Preferred Shares will be purchased prior to Company's first draw down on the Loan.

        D. Investment Representations. McLane, Fisbeck and Fortune each represent that:

          (1) He is an "accredited investor" under one or more of the following categories:

                    (a) A director and/or executive officer of the Company as of this Agreement.

                    (b A natural person whose net worth individually as of this Agreement exceeds $1,000,000.

                    (c) A natural person whose net worth jointly with his or her spouse as of this Agreement exceeds $1,000,000.

                    (d) A natural person who has had an individual income in excess of $200,000 in each of the last two calendar years and who reasonably expects to reach the same income level in the current calendar year.


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                      (e) A natural person who had joint income with his or her
                      spouse in excess of $300,000 in each of the last two calendar years and who reasonably expects to reach the same joint income level in the current calendar year.

               (2) He understands that the investment in the Company involves a high degree of risk and is suitable only for sophisticated investors and he is able to bear the economic risks of an investment in the Company.

               (3) He is acquiring the Shares for his own account and not with an intent to resell or distribute all or any part of the Shares, and he agrees that he will not resell, distribute or otherwise dispose of all or any part of the Shares except in compliance with the terms of this Agreement and as permitted by law, including, without limitation, the Securities Act of 1933, as amended (the "Securities Act").

               (4) He understands that in addition to the restrictions on transfer of the Shares contained in this Agreement, the transferability of the Shares is severely limited and he must bear the economic risks of his investment for an indefinite period of time because the Shares have not been registered under the Securities Act and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

                      Section II.  Restrictions on Disposition of Shares

        A. General - Preferred. No Shareholder shall sell, transfer, assign, give, pledge, encumber or otherwise dispose any interest in the Preferred Shares without first obtaining the written consent of all of the other Shareholders.

        B. General - Common. Except with the written consent of the Company and each of the other Shareholders, no Shareholder shall, either voluntarily or involuntarily, sell, bequeath, transfer, assign, make a gift of or otherwise dispose of, mortgage, encumber, hypothecate, pledge or offer, or enter into a contract with respect to any of the foregoing, (hereinafter collectively referred to as "Transfer"), any part or all of the Common Shares of the Company or any interest therein now or at any time hereafter owned by said Shareholder to any other person, company or other entity unless the Shareholder first offers to sell such part or all of said Common Shares to the other parties hereto in accordance with the terms and conditions of this Agreement.

        C. Notice. In the event of the intended Transfer of any of the Common Shares, the Shareholder ("Transferor") intending or desiring to Transfer said Common Shares shall first give written notice of such intention to the Company and to each of the other Shareholders (the


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"Notice"). Such Notice shall specify the exact number of Common Shares which the
Transferor intends to Transfer, the intended transferee, the proposed selling price if the intended Transfer is a sale and a description of the other terms and conditions of the intended Transfer.

        D. Right of First Refusal Option - Company. If Notice is given in accordance with Subsection C, the Company shall have an option, which must be exercised no later than thirty (30) days following the receipt of the Notice, to purchase all but no less than all of the Common Shares described in such Notice. If the intended Transfer is a sale, the Purchase Price for the Common Shares ("Purchase Price") shall be the lesser of (i) the proposed selling price specified in the Notice, or (ii) an amount mutually agreed upon by the parties hereto. If the parties are unable to agree upon a value, the parties shall mutually select an appraiser to appraise the Company. The fair market value of the shares shall be the proportionate share of the fair market value of the Company as determined by the appraiser. If the parties are unable to agree upon an appraiser, the Transferor and the Company, at their expense, shall each select an appraiser. If the appraisals are within fifteen percent (15%) of each other, the average of the appraisals shall be used. If the appraisals vary from each other more than fifteen percent (15%), an additional appraiser shall be chosen by the initial appraisers to appraise the Company, and the appraisal of the additional appraiser shall be binding upon the parties. The expense of the additional appraisal shall be shared equally by the parties.

        E. Right of First Refusal Option - Shareholder. If the Company's right to purchase the Common Shares terminates unexercised, the Shareholders shall have a twenty (20) day option, commencing with the expiration date of the option given to the Company, in which to purchase all but not less than all of the Shares on a pro rata basis at a price determined in accordance with Subsection D.

        F. Transfer to Third Parties. If the right of the Company and other Shareholders to purchase the Common Shares terminates unexercised, the Shareholder may Transfer all of the Shares described in the Notice, provided that such Transfer is carried out substantially as outlined in the Notice (but in no event for less than the amount of consideration specified therein). As a condition of such Transfer of the Shares, such transferee shall expressly consent in writing to be subject to the provisions of this Agreement and all of the terms and conditions of this Agreement shall apply with full force and effect to such transferee as though it were an original party hereto.

        G. Repayment of Loan and Redemption of Stock. Notwithstanding the foregoing, McLane and Fisbeck agree that they will not Transfer any interest in the Common Shares owned by them until the Loan is paid in full and the Preferred Shares owned by Fortune have been redeemed.

        H. Closing. In the event that any party hereto exercises the option to purchase the Common Shares, the Purchase Price shall be paid in full upon the delivery of the validly endorsed certificates representing the Common Shares at the closing in readily available funds. Alternatively, at the election of the Company or the Exercising Shareholders, the Company or Exercising Shareholders may pay ten percent (10%) of the Purchase Price upon the delivery of the


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validly endorsed certificates representing the Common Shares at the closing in readily available funds, and deliver to the Transferor a promissory note in the principal amount equal to the balance of the Purchase Price, payable in not more than ten (10) equal annual installments and bearing interest at the same rate as the Loan. The closing of any purchase hereunder shall take place at such place and at such time as the parties hereto shall agree within thirty (30) days after exercise of the option by the Company or the Shareholders to purchase the Common Shares.

                        Section III. Death or Disability

        A. Death of Shareholder. In the event of the death of a Shareholder, the following provisions shall apply:

        (1) If McLane dies and there are proceeds from an insurance policy maintained by the Company on McLane's life, the Company shall repay the Loan, redeem the Preferred Shares and, if any insurance proceeds remain, distribute the balance equally to the Shareholders (or in the case of McLane, to his estate). In addition, the Company shall distribute to McLane's estate the assets set out on Exhibit A which were contributed to the Company by McLane; provided, however Fisbeck and Fortune shall be granted to a right of first refusal to purchase those assets from McLane's estate (or heirs). If there are no insurance proceeds or they are insufficient to pay the Loan and redeem the Preferred Shares, the Company shall distribute McLane's Common Shares to his estate (or heirs) who shall become subject to the terms of this Agreement. In such event, the assets contributed by McLane shall remain in the Company.

        (2) If Fisbeck dies, his Common Shares shall be distributed to his estate (or heirs), who shall become subject to the terms of this Agreement.

        (3) If Fortune dies, his Common and Preferred Shares (along with the note evidencing the Loan) shall be distributed to his estate (or heirs) who shall become subject to the terms of this Agreement.

        B. Disability of Shareholder. In the event of a Permanent Disability of a Shareholder he shall retain his Shares. Permanent Disability shall be defined as a physical or mental condition which, in the judgment of two (2) licensed physicians, based upon medical reports, tests and other evidence satisfactory to the physicians, will permanently prevent the Shareholder from performing the material duties normally required of one in the Shareholder's position and such condition continues for a period of twelve (12) consecutive months.

        C. Other Disposition by Representative. All of the terms and conditions of this Agreement shall apply with full force and effect to any other sale or disposition of the Transferor's Shares by the executor, administrator, receiver, trustee or other representative of such Transferor.


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                   Section IV. Trade Secrets and Confidential Information.

        The Shareholders agree that all information concerning any matters affecting or relating to the business or operations of the Company including names, addresses, or other key information relating to the Company's consultants, distributors, performers, customers, vendors, suppliers and independent contractors, information relating to fees or discounts at which the Company sells or has sold its products or services, the volume and price of products and services sold to particular customers, the manner, means, or methods of the Company's business operation, are all deemed to be confidential and proprietary to the Company, and materially affect the successful operation of the Company's business. With respect to such information, each of the Shareholders covenant and agree that the Shareholder will not, at any time, directly or indirectly, for the Shareholder or for any other person, proprietorship, partnership, corporation, or trust, or any other entity or association, as an owner, employee, agent, officer, director, trustee, or in any other capacity whatsoever, divulge, disclose, communicate or use such information except as required in the normal course of the Company's business or unless such disclosure, communication or use is specifically authorized in advance and in writing by the Company and, in such event, a confidentiality and nondisclosure agreement in form acceptable to the Company and its counsel is obtained for such purposes and properly executed prior to any such disclosure, communication or use.

                          Section V. Key Man Insurance

        The Company shall attempt to obtain a Ten Million Dollar ($10,000,000) key man life insurance policy with respect to McLane if such insurance can be obtained at a reasonable cost. In addition, the Company shall attempt to obtain a Five Million Dollar ($5,000,000) key man life insurance policy with respect to Fisbeck if such insurance can be obtained at a reasonable cost.

                               Section VI. Notice

        Any notice given hereunder shall be in writing. Such notice shall be delivered personally or mailed by certified mail, return receipt requested, to the Company at its principal place of business at 6358 N. College Avenue, Indianapolis, Indiana 46220, or to the Shareholder's residence address or principal place of business as reflected in the records of the Company.

                    Section VII. Legend on Stock Certificates

        Each stock certificate representing Shares of the Company subject to this Agreement shall bear a legend substantially similar to the following:

        The shares represented by this certificate were acquired for investment only and not for resale. They have not been registered under the Securities Act of 1933 or any state securities law. These shares may not be sold, transferred, pledged or hypothecated unless first registered under such laws, or unless the Company has received an opinion of counsel satisfactory to it that registration is not required.


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        Transfer of the shares represented by this certificate is restricted under the terms of an agreement dated May 5, 2000 ("Agreement"). A copy of the Agreement, which grants an option to certain other persons to purchase the shares represented hereby and also affects other rights of the holder of these shares, is on file at the office of the Company.

                            Section VIII. Termination

        This Agreement shall terminate upon agreement of all parties hereto and be of no further force or effect.

                       Section IX.  Transfers in Violation of Agreement

        Any Transfer or attempted Transfer of the Shares in violation of any of the provisions of this Agreement shall be null and void and of no force and effect whatsoever, and no transferee or intended transferee of such Shares shall have any right or interest in such Shares.

                          Section X. Injunctive Relief

        The Shareholders and the Company hereby declare their intent, agreement and understanding that monetary damages are insufficient and immeasurable with respect to the failure of any Shareholder to perform their obligations under this Agreement and that there is no adequate remedy at law with respect to any such failure, and that, accordingly, injunctive relief is necessary to specifically enforce the provisions of this Agreement in the event of any breach or threatened breach hereof.

                            Section XI. Severability

        If and to the extent that any provision of this Agreement shall be declared invalid or otherwise rendered inoperative by a court of competent jurisdiction, then in such event and to the extent so declared invalid or rendered inoperative, such provision shall be deemed severed and severable from this Agreement, and all of the remaining provisions of the Agreement, to the extent not declared invalid or otherwise rendered inoperative, shall be enforced and enforceable as though the invalid or inoperative provision never had been contained herein.

                           Section XII. Miscellaneous

        A. Indiana Law. This Agreement has been executed under and shall be construed in accordance with the laws of the State of Indiana. The Shareholder(s) and the Company hereby declare their intent, agreement and understanding that the restrictions on the Transfer of the Shares contained in this Agreement are authorized by, and shall be construed in accordance with,
Section 23-1-26-8 of the Indiana Business Corporation law, as amended (the "Act"), and that, to the extent


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that any provision of this Agreement shall be determined to be in conflict with said Section 23-1-26-8, or any other provision of the Act, then such provision of the Agreement shall be deemed to be amended so as to conform with the Act.

        B. Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of the Shareholders hereto and their respective successors, personal representatives and assigns.

        C. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed an original and all of which together shall constitute one and the same document.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
                                               SHAREHOLDERS:


                                               /s/ David B. McLane
                                               ----------------------------
                                               David B. McLane

                                               /s/ John F. Fisbeck
                                               ----------------------------
                                               John F. Fisbeck

                                               /s/ Carter M. Fortune
                                               ----------------------------
                                               Carter M. Fortune


                                               COMPANY:

                                               WOW ENTERTAINMENT, INC.


                                           By: /s/ David B. McLane
                                               ----------------------------
                                               David B. McLane, President


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                                    EXHIBIT A



Name of Shareholder   Number of Shares     Class         Consideration
-------------------   ----------------     -----         -------------

David B. McLane         5,000,000          Common     See attached Schedule 1

John F. Fisbeck         5,000,000          Common     Services on behalf of
                                                      the Company (See attached
                                                      Schedule 2)

Carter M. Fortune       5,000,000          Common     Services on behalf of
                                                      the Company (See
                                                      attached Schedule 3)

                        20,000             Preferred  $2,000,000 in cash


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                                   SCHEDULE 1

General Description: All of the business relating to women's wrestling (currently known as WOW Women of Wrestling) including, but not limited to, producing television programs, internet programming and websites, maintenance and development of its talent, management and marketing of its merchandising and licensing of its programs.

Intellectual Property:

   Service Mark:  WOW WOMEN OF WRESTLING

For: Entertainment Services, namely, organizing and exhibiting wrestling competitions and exhibitions in Class 41.


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                                   SCHEDULE 2

        Fisbeck shall act as a consultant to the Company in its business operation. At a later date, Fisbeck may become an officer or director of the Company. Fisbeck shall: a) assist with the preparation of a budget; b) monitor income and expenses; c) assist with important financial decisions; and d) perform general duties as directed by Company's President. Fisbeck agrees that he will, at all times, faithfully, industriously and to the best of his ability, experience and talents perform all of the duties that may be required of him.



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                                   SCHEDULE 3

        Fortune shall act as a consultant to the Company in its business operation. At a later date, Fortune may become an officer or director of the Company.


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                                    EXHIBIT B


                               CONSENT IN LIEU OF
                           THE ORGANIZATIONAL MEETING
                              OF THE FIRST BOARD OF
                     BOARD OF DIRECTORS AND SHAREHOLDERS OF
                             WOW ENTERTAINMENT, INC.

                              Adopted: May 5, 2000

        The undersigned, being all of the first Board of Directors and shareholders of WOW Entertainment, Inc., ("Corporation") do hereby consent to the following actions of the board of directors (`Board of Directors") and shareholders of the Corporation, in lieu of a duly called organization meeting:

               RESOLVED, the following persons are elected as the Board of Directors to hold office until the first annual meeting of the shareholders of the Corporation or until their successors are duly chosen and qualified:

                                    David B. McLane

               RESOLVED, the following persons are elected as the officers of the Corporation to hold office until the first annual meeting of the Board of Directors of the Corporation or until their successors are duly chosen and qualified:

               President:                          David B. McLane
               Secretary:                          David B. McLane

               RESOLVED, the Secretary of the Corporation is directed to place in the minute book of the Corporation a copy of the Articles of Incorporation with the file-stamp of the Secretary of State of Indiana endorsed thereon and any subscription agreements for shares of the Corporation.

               RESOLVED, the Code of Bylaws submitted to the Board of Directors is hereby adopted as the bylaws of the Corporation and the Secretary of the Corporation is directed to place a copy of such Code of Bylaws in the minute book of the Corporation.


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               RESOLVED, the shareholders shall be issued shares of the common stock of the Corporation for consideration consisting of certain tangible and intangible property and services performed in the organization of the Corporation as follows:

                 David B. McLane                   5,000,000 shares Common Stock
                 John F. Fisbeck                   5,000,000 shares Common Stock
                 Carter M. Fortune                 5,000,000 shares Common Stock

               The Board of Directors hereby determines that upon receipt of said consideration by the Corporation said consideration will be adequate for the issuance of said shares and said shares will be validly issued, fully paid and nonassessable.

               RESOLVED, the Corporation hereby creates a series of the Preferred Stock of the Corporation to consist initially of 5,000,000 shares, and hereby fixes the designations, powers, conversion privileges, preferences and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, powers, preferences and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation, as amended, which are applicable to the Preferred Stock of all series) as follows:

                      (a) The designation of the series of Preferred Stock
               created by this Resolution shall be "Cumulative Preferred Stock" (hereinafter in this Resolution referred to as "Series A");

                      (b) The dividend rate of Series A shall be equal to the
               Libor Rate plus one percent (1%) (subject to change effective on the same date as each change of the Libor Rate) per annum, and no more, payable quarterly on the 15th days of January, April, July and October in each year;

                      (c) The redemption price which the holders of any shares
               of Series A shall be entitled to receive upon the redemption of such shares shall be $100.00 per share;

                      (d) The shares of Series A shall not be convertible to
               common stock; and

                      (e) The shares of Series A shall have voting rights.

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               RESOLVED, the Corporation is hereby authorized to sell twenty thousand (20,000) shares of the Series A having a par value of One Hundred Dollars ($100.00) each, at par for cash, to Carter M. Fortune. Five Thousand (5,000) shares shall be sold immediately. The balance shall be sold at the times described in Section 1 B of the Subscription and Shareholder's Agreement dated May 5th, 2000.

               RESOLVED, the President of the Corporation is hereby authorized and directed to pay all organizational expenses of the Corporation from the funds of the Corporation.

               RESOLVED, Bank One is hereby designated as the principal depository bank of the Corporation. The printed form of bank resolutions designating said bank as the depository bank for the Corporation and designating the officers authorized to sign, endorse or cash checks or other instruments in the name of the Corporation and further designating the persons authorized to borrow on behalf of the Corporation are hereby approved and adopted as resolutions of the Board of Directors of this Corporation.



                               /s/ David B. McLane
                               ---------------------------------------------
                                   David B. McLane, Director & Shareholder



                               /s/ John F. Fisbeck
                               ---------------------------------------------
                                   John F. Fisbeck, Shareholder



                              /s/ Carter M. Fortune
                               ---------------------------------------------
                                   Carter M. Fortune, Shareholder





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